Exhibit 14.1

RIVERBED TECHNOLOGY, INC.

CODE OF BUSINESS CONDUCT

(AS ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 12, 2006)

1. Introduction

This Code of Business Conduct (the “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all directors, officers and employees of Riverbed Technology, Inc. and its subsidiaries (collectively, “Riverbed”). All directors, officers and employees of Riverbed must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by Riverbed’s agents and representatives, including consultants.

If you violate the standards in the Code, you may be subject to disciplinary action, up to and including immediate termination of employment. If you are in a situation that you believe may violate or lead to a violation of the Code, contact your manager or the Company’s General Counsel.

If a law conflicts with a policy in the Code, you must comply with the law. If you have any questions about these conflicts, ask your manager or Riverbed’s General Counsel how to handle the situation. The Code supersedes all other codes of conduct, policies, procedures, instructions, practices, rules or written or verbal representations to the extent that they are inconsistent with the Code. We are committed to continuously reviewing and updating our policies and procedures. The Code, therefore, is subject to modification.

Nothing in the Code modifies Riverbed’s at-will employment relationship with its employees, which may only be modified in an express written agreement signed by the employee and Riverbed’s Chief Executive Officer.

2. Purpose

The Code seeks to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Full, fair, accurate, timely and understandable disclosure in reports and documents that Riverbed files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by Riverbed;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

•	Accountability for adherence to the Code.

3. Compliance With Applicable Laws, Rules and Regulations

Obeying the law is the foundation on which Riverbed’s ethical standards are built. You must comply with applicable laws, rules and regulations. Although you are not expected to know the details of these laws, it is important to know enough to determine when to seek advice from managers or other appropriate personnel.

4. Conflicts of Interest

A “conflict of interest” exists when a person’s private interests interfere or conflict in any way with the interests of Riverbed. Examples of when a conflict of interest may arise include, but are not limited to:

•	When a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively.

•	When a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with Riverbed.

•	Almost always, when an employee works simultaneously for a competitor or, except on our behalf, a customer or supplier. You are not allowed to work for a competitor in any capacity.

•	When a director, officer or employee serves as a director of any company that competes with Riverbed.

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When a director, officer or employee has a business or financial interest in a customer, supplier, developer or competitor of Riverbed. In deciding whether to make such an investment, you should consider the size and nature of the investment, your ability to influence decisions of Riverbed or of the other company, your access to confidential information of Riverbed or of the other company, and the nature of the relationship between Riverbed and the other company.

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When a director, officer or employee conducts Riverbed business with a relative or significant other, or with a business with which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships and in-laws. Significant others include persons living in a spousal or familial fashion (including same sex) with an employee.

Conflicts of interest are prohibited as a matter of Riverbed policy, except in the case of any director, executive officer or member of Riverbed’s management committee, with the informed written consent of the Board of Directors of Riverbed (the “Board”) or pursuant to guidelines approved by the Board, or in the case of any other employees, with the informed written consent of Riverbed’s Chief Executive Officer or Chief Financial Officer or pursuant to guidelines approved by Riverbed’s Chief Executive Officer or Chief Financial Officer. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or Riverbed’s Chief Executive Officer or Chief Financial Officer. If you become aware of a conflict or potential conflict, you should bring it to the attention of a manager or other appropriate personnel or consult the procedures described in Section 18 of the Code.

5. Public Disclosure of Information

The federal securities laws require Riverbed to disclose certain information in various reports that Riverbed must file with or submit to the SEC. In addition, from time to time, Riverbed makes other public communications, such as issuing press releases.

Riverbed expects all directors, officers and employees who are involved in the preparation of SEC reports or other public documents to ensure that the information disclosed in those documents is full, fair, accurate, timely and understandable.

To the extent that you reasonably believe that questionable accounting or auditing conduct or practices have occurred or are occurring, report those concerns to Riverbed’s Chief Executive Officer or Chief Financial Officer or in accordance with Riverbed’s Whistleblower policy.

6. Insider Trading

You are not permitted to use or share confidential information for stock trading purposes or for any other purpose, except the conduct of our business. All non-public information about Riverbed should be considered confidential information. To use “material non-public information” about the Company or the market for the Company’s securities for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical, but also illegal, and could result in criminal prosecution in addition to the termination of your employment. “Material non-public information” includes information that is not available to the public at large that could affect the market price of the Company’s or another company’s securities and that a reasonable investor would consider important in deciding whether to buy, sell or hold the securities. In order to assist with compliance with laws against insider trading, Riverbed has adopted an Insider Trading Policy. A copy of that policy, which has been distributed to every employee, is available on Riverbed’s internal website. If you have any questions, please consult Riverbed’s Chief Financial Officer or General Counsel.

7. Corporate Opportunities

You are prohibited from taking for yourself opportunities that are discovered through the use of corporate property, information or position without the informed prior consent of the Board. You may not use corporate property or information obtained through your position with Riverbed for improper personal gain, and you may not compete with Riverbed directly or indirectly. Furthermore, you owe a duty to Riverbed to advance its legitimate interests when such an opportunity arises.

8. Competition and Fair Dealing

Riverbed seeks to outperform its competition fairly and honestly. Using or disclosing, or encouraging others to use or disclose, other companies’ proprietary, confidential or trade secret information, without the owner’s prior consent, and any theft or misappropriation of such information is strictly prohibited. You should endeavor to respect the rights of and deal fairly with Riverbed’s customers, suppliers, competitors and employees.

9. Gifts

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by you unless it:

•	is not a cash gift,

•	is consistent with customary business practices,

•	is not excessive in value,

•	cannot be construed as a bribe or payoff, and

•	does not violate any laws or regulations.

Please discuss with your manager any gifts or proposed gifts that you are not certain are appropriate.

10. Discrimination, Harassment and Retaliation

The diversity of Riverbed’s employees is a tremendous asset. Riverbed is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination, harassment or retaliation of any kind. Examples of such behavior include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances. Please consult Riverbed’s employee handbook for more information on the Company’s policy against such conduct.

11. Health and Safety

Riverbed strives to provide its employees with a safe and healthy work environment. You are responsible for helping to maintain a safe and healthy workplace for all employees by following safety and health rules and immediately reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees must report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The abuse of alcohol or illegal drugs in the workplace will not be tolerated.

12. Record-Keeping

Riverbed requires honest and accurate recording and reporting of information in order to make responsible business decisions and to comply with the law. For example, employees who must report their hours worked must only report the true and actual number of hours worked (whether for purposes of individual pay or for purposes of reporting such information to customers). Riverbed also requires each director and employee to disclose any transaction or arrangement among such individual or any family member or affiliated entity of such individual, on the one hand, and any other director, employee or any family member or affiliated entity of such other individual, on the other hand, that in any way relates to or arises out of such individual’s professional relationship with Riverbed.

Many employees regularly use business expense accounts, which must be documented and recorded accurately in accordance with Riverbed’s policies. If you are not sure whether you may seek reimbursement for a certain expense, ask your manager or the Chief Financial Officer.

All of Riverbed’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect Riverbed’s transactions and must conform both to applicable legal requirements and to Riverbed’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and you should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This policy applies equally to e-mail, internal memos and formal reports. Records should always be retained or destroyed according to Riverbed’s records retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult Riverbed’s Chief Financial Officer or General Counsel.

13. Confidentiality

You must maintain the confidentiality of confidential information entrusted to you by Riverbed or its customers, except when disclosure is authorized by Riverbed’s established written policies or its Chief Financial Officer or General Counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to Riverbed or its customers, if disclosed, and information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. In connection with this obligation, every employee is required to sign a confidentiality and proprietary information agreement when he or she began his or her employment with Riverbed.

14. Protection and Proper Use of Riverbed Assets

You should endeavor to protect Riverbed’s assets and ensure their efficient use. Any suspected incident of fraud or theft must immediately be reported for investigation. Riverbed equipment may not be used for non-Riverbed business, though limited incidental personal use is permitted if such use does not interfere with an employee’s job duties or performance and it does not put Riverbed or its property at risk.

Your obligation to protect Riverbed’s assets includes protecting its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of such information would violate Riverbed policy and could also be illegal and result in civil or even criminal penalties.

15. Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Riverbed policy, but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Riverbed’s Chief Financial Officer or General Counsel can provide guidance to you in this area.

16. Waivers of the Code

Waivers of the Code may only be granted by Riverbed’s Chief Executive Officer or Chief Financial Officer; provided, however, that any waiver of the Code for executive officers or directors may be granted only by the Board or a Board committee. Any such waiver of the Code for executive officers or directors, and the reasons for such waiver, will be disclosed in Riverbed’s public filings, as required by law or securities market regulations.

17. Reporting Illegal or Unethical Behavior

You are encouraged to talk to managers or other appropriate personnel about observed illegal or unethical behavior or when in doubt about the best course of action in a particular situation. It is the policy of Riverbed not to allow retaliation for reports of misconduct by others made in good faith by employees. You are expected to cooperate in internal investigations of misconduct.

You may, on an anonymous basis, submit a good-faith concern regarding observed illegal or unethical behavior (including relating to human resources matters) or questionable accounting or auditing matters without fear of dismissal or retaliation of any kind by either calling the telephone number or logging on to the web address set forth in Riverbed’s Whistleblower Policy or by writing to the following address: General Counsel, Riverbed Technology, Inc., 199 Fremont Street, San Francisco, CA 94105, Subject: Code of Business Conduct Matter.

18. Compliance Procedures

We must all work to ensure prompt and consistent action against violations of the Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? These questions will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your manager. This is the basic guidance for all situations. In many cases, your manager will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your manager’s responsibility to help solve problems.

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Seek help from Riverbed resources. In the rare case where it may not be appropriate to discuss an issue with your manager or where you do not feel comfortable approaching your manager with your question, discuss it with Riverbed’s Chief Financial Officer, General Counsel or head of Human Resources.

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You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected to the greatest extent possible. Riverbed does not permit retaliation of any kind against employees for good-faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance.